Exhibit 99.1

Kopin Receives Stay of Delisting from NASDAQ Pending Outcome of July 17 Hearing

TAUNTON, Mass.--(BUSINESS WIRE)--Kopin Corporation (NASDAQ: KOPN) today announced that it has appealed the Nasdaq Listing Qualification Staff’s previously disclosed determination to delist the Company’s securities from The Nasdaq Stock Market for failure to comply with NASDAQ Marketplace Rule 4310(c)(14). As a result of the appeal, the Nasdaq Staff’s delisting action has been stayed pending the final outcome of a hearing scheduled for Thursday, July 17 before the Nasdaq Hearings Panel.

On May 19, Kopin announced that it had received a NASDAQ Staff Determination Letter indicating that the Company faced a possible delisting because it did not timely file its Quarterly Report on Form 10-Q for the quarter ended March 29, 2008. Kopin’s Form 10-Q was delayed pending the Company’s review of a Request for Mediation made by a customer of the Company.

At the July 17 hearing, Kopin must demonstrate its ability to regain compliance with the particular deficiencies cited by Nasdaq Staff, as well as its ability to sustain long-term compliance with all applicable maintenance criteria.

About Kopin

Kopin Corporation produces lightweight, power-efficient, ultra-small liquid crystal displays and III-V heterojunction bipolar transistors (HBTs) that are revolutionizing the way people around the world see, hear and communicate. Kopin has shipped more than 20 million displays for a range of consumer and military applications including digital cameras, personal video eyewear, camcorders, thermal weapon sights and night vision systems. The Company's HBTs, which help to enhance battery life, talk time and signal clarity, have been integrated into billions of wireless handsets as well as into WiFi, VoIP and high-speed Internet data transmission systems. Kopin's proprietary display and III-V technologies are protected by more than 200 global patents and patents pending. For more information, please visit Kopin's website at www.kopin.com.

CyberDisplay and The NanoSemiconductor Company are trademarks of Kopin Corporation.

Kopin – The NanoSemiconductor Company™

Safe Harbor Statement

Statements in this news release may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include statements relating to: the July 17 hearing before the Nasdaq Hearings Panel; and Kopin’s ability to regain compliance with the particular deficiencies cited by Nasdaq Staff, as well as its ability to sustain long-term compliance with all applicable Nasdaq maintenance criteria. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to: the potential that Kopin may be unsuccessful in obtaining a stay of delisting; the potential that Kopin may not become current in its delinquent periodic report; and other risk factors and cautionary statements listed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the 12 months ended December 29, 2007, and the Company’s subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this report.

CONTACT:
Kopin Corporation
Richard Sneider, 508-824-6696
Chief Financial Officer
rsneider@kopin.com
or
Sharon Merrill Associates, Inc.
Scott Solomon, 617-542-5300
Vice President
ssolomon@investorrelations.com